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                                                                   Exhibit 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
White Mountains Insurance Group, Ltd.:


We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the White Mountains Long-Term Incentive Plan, the White Mountains Insurance Group Discounted Option Plan and the OneBeacon Insurance Group Discounted Option Plan of White Mountains Insurance Group, Ltd. of our report dated February 12, 1999, with respect to the consolidated statements of income and comprehensive income, shareholders' equity, and cash flows of White Mountains Insurance Group, Ltd. and subsidiaries, and all related schedules, for the year ended December 31, 1998 which report appears in the December 31, 2000, annual report on Form 10-K of White Mountains Insurance Group, Ltd.


/s/ KPMG LLP
Providence, Rhode Island
February 22, 2002